EXHIBIT 1.1

BYLAWS OF

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S. A. B. DE C.V.

Name, Purpose, Domicile, Nationality, and Term

FIRST ARTICLE.                                                                                                             Name.

The name of the entity is Grupo Aeroportuario del Centro Norte, which shall always be followed by the words “Sociedad Anónima Bursátil de Capital Variable”, or its abbreviation “S. A. B. de C.V”. The company shall be governed, on matters not prevailed on these bylaws, by the Stock Market Law, the provisions issued in accordance to such law by the competent authorities and supplementary by the provisions of the General Law of Commercial Companies.

SECOND ARTICLE.                                                                                         Purpose.

The purpose of the Company shall be:

1.         To acquire shares, interests, or partnership interests in private entities or in entities with state participation, whether as founder or through acquisition of shares or interests in entities already established, dedicated to the administration, operation including the provision of airport services, complementary and commercial services, construction and/or exploitation of civil aerodromes and under the terms of the Airports Law and its implementing Regulation, as well as to participate in the capital stock of the entities that provide any type of services, and to vote its shares as required, always in a block for the same purpose, in accordance with these bylaws, or according to instructions given to it by the Board of Directors, the shareholders of the Company or any other person to whom such power has been granted under the terms of these bylaws; to sell, transfer or dispose of any of these shares or participation interests or other titles as permitted by law.

2.         To receive from other Mexican or foreign entities, companies or natural persons, and to provide to the companies in which it has an interest or participation or to other companies, entities or natural persons, the services that may be required to carry out its purpose, including but not limited to, the technical consulting services in the industrial, administrative, accounting, marketing or finance areas related to the administration, operation, construction and/or exploitation of airports.

3.         To request and obtain through whatever title, for itself or through its subsidiaries, concessions and permits to carry out the administration, operation, construction and/or exploitation of the airports, as well as for the provision of any other services necessary for the exploitation of such airports and the performance of any other activity that supports and be complementary to such purpose, including but not limited, to any warehousing activity, and any other activity complimentary to the services provided and that directly benefit such services, as well as grant guarantees regarding such concessions and permits.  Likewise, under the terms respectively set by the corresponding guidelines and the concession title, the entity may receive, for itself or though its subsidiaries, the income for the use of the infrastructure of the civil aerodrome, for the execution of contracts, for the services that provided directly, as well as for the commercial activities that it performs. As well, the company may provide handling services, warehousing and custody of goods in Bonded Warehouses according to the different forms provided by the Law of the matter, prior to obtaining the concessions and necessary authorizations for it; in the same way, the company may operate, coordinate, direct, supervise, and/or provide cargo and download services, and handle merchandise according to the Law of the matter.

4.         To obtain, acquire, use, license, or dispose of all type of patents, invention certificates of inventions, registered marks, trade names, copyrights or other rights regarding the same, whether in the United Mexican States or abroad.

5.         To obtain all types of loans or credit arrangements with or without specific guarantees, and to grant loans to companies or civil entities regulated by the civil codes, entities or natural persons with whom the Company may have a shareholding relationship of more than 50% (fifty percent) of its voting capital stock or in which the Company controls the other (according to what is defined in the Sixth Article).

6.         To grant all types of guarantees and sureties for credits issued or responsibilities assumed by the Company or by entities in which the Company may have an interest or shareholding of more than 50% (fifty percent) of the voting capital stock or in those which the Company controls it in another manner (according to what is defined in the Sixth Article).

7.         To issue and subscribe all types of credits, to accept them and to endorse them, including responsibilities with or without in rem guarantees.

8.         To issue unsubscribed shares of any class that make up the share capital held in the treasury stock of the Company for delivery through a corresponding subscription, as well as to enter into option contracts with third parties in whose favor the right to subscribe and pay in the shares that the Company issues for such purpose. Likewise the Company may issue unsubscribed shares under the terms and conditions set forth in Article 53 and other applicable articles of the Mexican Stock Market Law.

9.         To maintain, hold, sell, transfer, dispose of, or take on loan any type of assets, real or personal property, as well as the real property rights to them, that may be necessary or advisable to carry out its purpose or for the activities that the companies or civil code regulated entities in which the Company may hold an interest or participation.

10.       In general to carry out and perform all those related, incidental or accessory acts, contracts, and transactions that are necessary or advisable to carry out the foregoing purposes.

THIRD ARTICLE.                                                                                                        Registered Office/Address.

The registered address of the Company is Mexico City, Federal District.  Nevertheless, it may establish offices, agencies or branches in another part of the Mexican republic or abroad, or submit itself to agreed addresses without it being implied that it has changed its registered address.

FOURTH ARTICLE.                                                                                        Nationality.

The company has a Mexican nationality. Any foreigner that, at the time of incorporation or thereafter, acquires an interest or participation in the Company, shall be considered for this purpose as Mexican regarding the shares or rights that it acquires in the Company; the goods, rights, concessions, participations or interests in which the Company is the owner; and of the rights and responsibilities derived from the contracts to which the Company is a party, and it shall be therefore understood, that it is advisable to not invoke the protection of its Government, under penalty to the contrary of losing in favor of the Mexican nation, its rights or property that it would have acquired.

FIFTH ARTICLE.                                                                                                            Term.

The term of the Company is indefinite.

Capital Stock and Shares

SIXTH ARTICLE.                                                                                                           Capital Stock.

The capital stock shall be variable. The minimum fixed share capital without right of withdrawal is $1,508´446,826.75 (One Billion Five Hundred and Eight Million, Four Hundred and Forty Six Thousand, Eight Hundred and Twenty Six 75/100 Mexican Pesos) representing 400’000,000 (Four Hundred Million) registered ordinary shares of Class I, and without par value, fully subscribed and paid-in. The variable part of the capital stock is unlimited and shall be represented by the amount of registered ordinary shares of Class II, and shall have other characteristics set by the shareholders meeting that approve their issuance. Both classes of the capital stock of the company shall be divided into two series of shares as follows.

1.                                   Series “B” shares.  The series “B” shares may be acquired by any person, including individuals, companies, or entities defined as foreign investors according to Article 2 of the Foreign Investment Law, and

2.                                   Series “BB” shares. The series “BB” shares are unrestricted and shall be issued according to Article 112 of the General Law of Commercial Companies, and may be acquired by any person, including individuals, companies, or entities defined as foreign investors according to Article 2 of the Foreign Investment Law. According to Article 112 of the General Law of Commercial Companies, the series “BB” shares shall be subject to the following rules:

a.   The shareholders of series “BB” shall have the right to nominate 3 (three) members of the Board of Directors of the Company, and their alternates by majority vote of the shareholders representing this series, who shall have the rights and special authority as established in these bylaws.  The special authority that corresponds to the shareholders of “BB” shares under the terms of these bylaws, or to the directors designated by them, including but not limited to, those referred to in the Eighteenth, Nineteenth, and Forty-Fourth Articles below, shall have no effect at the termination of the Technical Assistance and Technology Transfer Agreement mentioned in the immediately following subparagraph (c), in the terms and subject to the conditions established in such contract so that it may be terminated without the necessity of modifying the present bylaws;

b.   The series “BB” shares may only be transferred upon prior conversion to series “B” in accordance with the rules set forth in the Eleventh Article of these bylaws, unless (i) the holder of such series “BB” shares is the Federal Government or any decentralized federal public administration body, or majority state owned entity, or (ii) they are transferred to a Related Party, that is not an individual, that complies with all that is established in number 3.2 of the call and bidding guidelines for the shares representing the capital stock of the Company, published in the Federal Official Gazette on December 17, 1999, and with notice given to the Secretary of Communications and Transports with at least 15 (fifteen) business days in advance of such circumstance, showing proof of compliance of the above mentioned requirements.

c.   Notwithstanding paragraph (b) above, the series “BB” shares may be converted into series “B” shares after 15 (fifteen) years have elapsed, commencing on June 8, 2000, date on which the Company entered into the Technical Assistance and Technology Transfer Agreement with the holder of the series “BB” shares (the “Strategic Partner”), provided that in a special shareholders meeting with fifty one percent (51%) of the series “B” shareholders, that are not property of the Strategic Partner or a Related Party thereto, vote in favor of (i) approving the conversion, and (ii) solve not to renew the Technical Assistance and Technology Transfer Agreement. Nevertheless, in case the Strategic Partner at the expiration of the above referenced fifteen (15) year-term, holds series “BB” shares, whether directly or indirectly, representing at least 7.65% (seven point sixty five percent) of the capital stock of the Company, then such shares shall automatically be converted to series “B” shares.

For purposes of these bylaws, a Related Party with respect to a specific person means: (i) the person or persons, whether individuals or entities, that, directly or indirectly, are under the Control of the specific person, that have the direct or indirect capacity to exercise Control over the specific person, or that are under common control with the specific person, as the case may be; (ii) the persons with the capacity to determine the business policies of the specific person; (iii) in the case that such specific person is an individual, those individuals that have a familial relationship (whether by blood or marriage, including to the fourth degree) with such specific person; (iv) regarding the Company, the Strategic Partner; and (v) regarding the Strategic Partner, its shareholders and Related Parties (as defined herein) of them, as well as any person if applicable, that has entered into the Operating Agreement necessary for the Strategic Partner to in turn comply with its obligations under the Technical Assistance and Technology Transfer Agreement.

For purposes of the immediately preceding paragraph, “Control” means (i) the direct or indirect shareholding of 20% (twenty percent) or more of the voting capital stock of an entity; (b) the power to designate the majority of the members of a board of directors or the administrators of an entity; (c) the power to veto the decisions of the majority of shareholders or partners, or the right to require their vote to adopt resolutions in accordance with the laws that apply to the general shareholders meeting; or (d) the existence of commercial relationships that represent 15% (fifteen percent) or more of the total consolidated income of a person.

Additionally, in case that the Technical Assistance and Technology Transfer Agreement is anticipatorily terminated, the series “BB” shares shall automatically convert into series “B”.

At no time may foreign investment participate, whether directly or indirectly, in an amount that exceeds 49% (forty nine percent) of the capital stock of the Company, unless it obtains from the National Foreign Investment Commission a favorable resolution to the effect that such foreign investment exceeds 49% (forty nine percent) of such capital stock, in accordance with Article 19 (nineteen) of the Airports Law, and Article 8 (eight) of the Foreign Investment Law.

The Company may issue un-subscribed shares of any class that make up the capital stock held in the Treasury Stock of the Company for delivery upon subscription. The Class “II” shares that are held in Treasury and regarding which the Company grants options for their subscription and payment, shall be mandatorily converted to Class “I” shares upon the exercise and payment of these options by it or by the shareholders of the same, and consequently the minimum fixed capital stock of the Company shall be automatically increased and the Board of Directors shall, within 30 (thirty) days from the exercise of such options of the Class “II” shares of the Company, convoke an extraordinary shareholders meeting in which the modification to this Sixth Article is approved to reflect the minimum fixed capital of the Company after the exercise of the above referenced option. Likewise, the Company may issue unsubscribed shares under the terms and conditions set forth in Article 53 of the Stock Market Law.

All common shares shall confer, within their respective series, equal rights and responsibilities to their holders. The share certificates and titles that support the shares must contain all those requirements set forth in Article 125 of the General Law of Commercial Companies; may represent one or more shares and must be signed by a member of the Board of Directors appointed by the series “B” shareholders and by one member of the Board of Directors appointed by the series “BB” shareholders, and shall contain an exact transcription of this Article, as well as the Tenth, Eleventh, Twelfth, Thirteenth, and Fourteenth Articles of these bylaws.

In reference to shares deposited in an institution for the deposit of securities, the Company may deliver multiple shares to such institution or one share that supports all or a portion of the shares that are the subject of the issue and deposit. In such case, the shares that represent them, shall be issued mentioning “for deposit” in the institution for the deposit of the securities in question, without requiring transcription of the name, address, or shareholder’s nationality in the document. When the company and the institution for the deposit of securities agree-on, shares without coupons adhered may be issued. In this case, the records issued by the institution will serve as such coupons for all legal effects in the terms of the Stock Market Law. The Company shall issue the corresponding definitive shares within a term of no longer than 180 (one hundred eighty) calendar days that has been agreed upon the issuance or exchange.

SEVENTH ARTICLE.                                                                               Registration.

The Company shall maintain a Registry Book of shares which may be maintained by the Company, by a Mexican credit institution or by an institution authorized to deposit securities that acts for and in the name of the Company as the Registration Agent, through which all of the transactions related to subscription, acquisition or transfer of shares must be registered and in which the names, domiciles and nationalities of the shareholders must be indicated, as well as, the information of those in whose favor the shares were transferred.  Under the assumption that the shares representing the capital stock of the Company are traded on the securities market, such Registry Book shall be updated annually with those registries and records maintained for such effect by the depositary institution in which the Company’s shares are on deposit, in conformance with those applicable dispositions of the Securities Market Law.

The Registry Book shall remain closed during the periods comprising the third business day prior to the holding of any shareholders meeting until and including the date of such meeting, therefore, there shall be no inscription whatsoever in the Registry during such period.

The Company shall only consider as legitimate shareholders, those who are registered as shareholders in the Registry Book under the terms of Articles 128 and 129 of the General Law of Commercial Companies and/or according to Articles 290, 293 and others that are applicable under the Stock Market Law.

EIGHTH ARTICLE.                                                                                             Cancellation of the Registration.

Where the shares of the Company are registered in the National Securities Registry, under the terms of the Stock Market Law and the general regulations issued by the National Securities and Banking Commission, and resolves the cancellation of the registration of the shares of such Registry, whether by its own request or by resolution passed by the National Securities and Banking Commission, the company is obliged to perform a purchase public offer prior to the cancellation and under the terms of Article 108 of the Stock Market Law.

Once the offer is made, the company is obligated to affect in a trust for a minimum period of sixth months, the necessary resources to purchase the shares not acquired by investors, at the same price of the offer made.

The person or group of persons that have the control of the company at the moment of the public offering, shall be alternatively responsible with the company for the compliance of the provisions of this article.

The purchase public offering shall be adjusted to Articles 96, 97, 98, section I and II, and Article 101, first paragraph of the Stock Market Law.

The Board of Directors of the Company, under the terms of 10 (ten) business days prior to the initial offering and after hearing the committee’s opinion, committee that performs matters related to companies practices, shall elaborate and publicize its opinion to the public investors through the corresponding stock market regarding the offering price and conflict of interests that, whether the case may be, the board members may have with respect to the offer. The Board’s opinion may be accompanied by another opinion issued by an independent expert, hired by the company.

The company may request the National Securities and Banking Commission an authorization to use a different basis to determine the offering price considering the financial situation and perspectives of the company, as long as there is an approval of the Board of Directors prior to an opinion of the committee that performs matters related to companies practices- containing the motives by which it is justified to establish a different price and supported by a report of an independent expert.

The modification of this Article of the bylaws requires the prior approval of an extraordinary shareholder meeting with a minimum quorum of 95% (ninety five percent) of the voting shares of the Capital Stock.

NINTH ARTICLE.                                                                                                        Repurchase of Shares.

The company may, upon prior agreement from the Board of Directors, acquire the shares representative of its own capital stock or negotiable instruments that represent such shares, disregarding the prohibition established in the first paragraph of Article 134 of the General Law of Commercial Companies, as long as:

1.         The acquisition is made through Bolsa Mexicana de Valores, S.A. de C.V. (the “Stock Market”);

2.         The acquisition, and if appropriate, the alienation in the Stock Market is carried out at market price, except in the case of public offerings or authorized auctions by the National Securities and Banking Commission;

3.         The acquisition is carried out in charge of its own shareholders equity in whose case may hold them without the need to perform a decrease in the capital stock or charged to the capital stock, in which case will be converted into non-subscribed shares preserved in the treasury without the need of a shareholders meeting. The company may convert shares acquired in the terms of the foregoing Article Nine to non-subscribed shares kept in the treasury.

In any case, the company shall announce the amount of the subscribed and paid capital when the authorized capital represented by issued and non-subscribed shares is advertized.

4.         Corresponds to the ordinary shareholders meeting to expressly determine for each fiscal year, the maximum amount of resources that can be used to the purchase of its own shares or negotiable instruments representing such shares, with the only constraint that the sum or all resources destined to this purpose, may never exceed the total net income of the company, including retained earnings;

5.         The company is up to date in payments of the obligations related to debt instruments issued and registered in the National Registry of Securities issued by the company.

6.         The acquisition and alienation of shares or negotiable instruments representing such shares, under no circumstances may lead to exceeding the percentages referred to in Article 54 of the Stock Market Law, nor to fail compliance of the maintenance requirements from the listing of the stock market in which the securities are listed.

The treasury stocks and negotiable instruments representing such shares owned by the company, or the non-subscribed and issued shares kept in the treasury, may be placed to the public-investors without the need of a shareholders meeting resolution, nor agreement from the board of directors.

For purposes of this paragraph, the provisions of Article 132 of the General Law of Commercial Companies shall not apply.

As long as the company owns the shares, they shall not be represented or voted in shareholders meetings, nor exercise corporate or economical rights of any kind, nor shall be deemed outstanding for purposes of determining the quorum and voting at shareholders meetings.

Legal entities that are controlled by the company shall not acquire, directly or indirectly, representative shares of the capital stock of the company, nor negotiable instruments representing such shares. Acquisitions made through investment companies are exempt from the above prohibition.

The provisions of this Ninth Article shall equally apply to acquisitions or alienations carried out on derivative financial instruments or optional securities underlying representative shares of the capital stock of the company that are paid in kind, in which case, number (1) and (2) of the Ninth Article shall not apply to the acquisitions or alienations.

Acquisitions and alienations referred in this article nine, the reports of such operations that shall be submitted to the shareholders meetings, the rules for disclosing information, the form, and the terms in which these operations are announced to the Mexican National Banking and Securities Commission, to the Stock Market, and to the public investors, shall be subject to the general provisions issued by the Mexican National Banking and Securities Commission.

TENTH ARTICLE. The shareholding by any person in the capital stock of the company shall not be subject to any restriction other than those set forth in the applicable law and these bylaws.

ELEVENTH ARTICLE.                                                                  Transmission of Series “BB” Shares.

The shares representing the Series “BB” can only be transmitted with the previous conversion to the corresponding series “B” on the understanding that as long as the Technical Assistance and Technology Transfer Agreement celebrated with the Strategic Partner is in force and active, and can only be transmitted according to the following rules: (i) up to 51% (fifty one percent) of representative shares of series “BB”, after the term of 7 (seven) years has elapsed commencing as of the acquisition date of the corresponding series “BB” shares (the “Seven-years Waiting Term”); and (ii) up to 49% (forty nine percent) of representative series “BB” shares can be transmitted in any moment. After the Seven-Year Waiting Term, the series “BB” shareholders will be able to alienate up to one eight of such 51% (fifty one percent) of the representative capital stock of series “BB” shares of their property, and in any moment such shareholder of the series “BB” shares may alienate or in any other form transfer without restrictions up to 49% (forty nine percent) of its shares, directly or indirectly in series “BB” shares.

Subject to the limits established in the immediately preceding paragraph, Series “BB” shareholders that desire to convert them into Series “B” shares for later transmission, shall communicate their decision to the Board of Directors of the company, which within the following 15 (fifteen) business days, in case of its approval, shall exchange the corresponding share certificates.

TWELFTH ARTICLE.                                                                           Acquisition Public Offer.

If the company quotes its shares in the stock market and does it accordingly to the applicable legal provisions regarding carrying out a voluntary or compulsory acquisition public offering, the following shall apply:

1.         The person or group of persons that pretend to acquire or reach through any means, directly or indirectly, the ownership of 30% (thirty percent) or more of the ordinary shares of the company, through one or several operations of any nature, simultaneously or successive, shall be obliged to perform the acquisition through a public offer in the terms of the applicable legal provisions and according to the following:

a.      The offer shall be extended to the different series of the company;

b.      The offered consideration shall be the same, regardless of the kind or share series.

c.      The offer shall be made (i) for the capital stock percentage of the company equivalent to the proportion of ordinary shares intended to be acquired and relevant to the total of the same shares, or for the 10% (ten percent) of such capital stock, whichever is greater, as long as the offeror limit its final possession regarding the offer to a percentage that does not involve gaining the control, or (ii) for the 100% (on hundred percent) of the capital stock when the offeror pretends obtaining the control.

d.      The offer shall state the maximum number of shares offered, and if applicable, the minimum number offered in which acquisition is conditioned.

e.      The offeror shall not pay, deliver or provide any service involving a premium or surcharge to the price offered to a person or group of persons linked to the intended recipient of the offer.

The limitation mentioned in this section (e) shall not include the payment for compensations arising from agreements celebrated and linked with the offer (including without limitation, transfer contracts, termination agreements or any other type of agreement the company should celebrate with the Strategic Partner regarding the contracts celebrated among such parties) that impose a person an obligation to perform or not to perform in benefit of the offeror or of the company, as long as such agreements were previously approved by the Board of Directors of the company, with the Audit Committee’s opinion, as well as revealed previously to the public investors.

2.        The acquisition public offers referred in number (1) above and (3) below, shall require approval from the majority of the members of the board of directors appointed for each series of shares representative of the capital stock of the company.

3.        In the case of the above number (1) above and in the case that through the performance of the public offer, the offeror intends to acquire the control of the company, the board of directors procedure for approval shall apply the provisions contained in section IV regarding shareholder meetings and shareholder rights from the Stock Market Law in what does not contradict to what is established in the Twelfth Article of this instrument.

For purposes of the foregoing, the following shall apply:

a.   The offeror shall notify the company through the Board of Directors, the terms and conditions of the intended offer (the “Offer Notice”).

b.   Immediately upon receiving the Offer Notice, the Board of Directors shall (i) transmit to the stock market the relevant event in the terms of the applicable law, and (ii) make it available to all of the shareholders.

c.   The Board of Directors shall elaborate after listening the opinion of the company’s corporate practices Committee, an opinion about (i) the price and/or offered considerations, (ii) the other terms and conditions of the offer, and (iii) the conflict of interests that, if applicable, any of the members of the Board of Directors may have with respect to the offer.

d.   The Board of Directors may accompany the opinion referred to in sub-section (c), an independent expert opinion hired by the company.

e.   The Board of Directors shall announce to the public-investors through the stock market, the opinions referred in sub-section (c) and (d) mentioned above within the following 3 (three) months as of receiving the Offer Notice.

f.   The members of the Board of Directors and the CEO of the company shall disclose to the public-investors, together with the opinions referred in sub-section (c) and (d), if applicable, the decisions to be made with respect to the property of its shares.

If the Board of Directors approves the terms and conditions of the offer, the offeror shall obtain authorization (express or implied) from the

Department of Communications and Transports (the “SCT”) with respect to the “change of control” prior initiating an acquisition public offer.

For purposes of the preceding paragraph only and in accordance with Article 23 of the Airports Law, when a person or group o persons owns 35% (thirty five percent) or more of the certificates representing the capital stock of the company, have the control over the shareholders meetings, is in the possibility to appoint the majority of the members in charge of management, or by any other means controls de company, shall be deemed to have the control.

If the Board of Directors approves the terms and conditions of the offer, the rest of the acts necessary to continue with the offer shall be performed by the offeror. The abovementioned shall include without limitation, obtaining the corresponding governmental authorizations, as well as the carrying out the notices that according to the law are required.

For purposes of this twelfth article, and if necessary, the company shall collaborate with the offeror to obtain the authorizations and perform the corresponding notices.

4.         In the event that prior initiating the public offer, the shareholders of the Series “BB” shares manifest their interest in accepting the offer (without being this an obligation to participate once the offer is made), the initiation of the same shall be conditioned to obtaining the corresponding authorizations from the SCT, as well as those regarding to the replacement of one of the partners of the Strategic Partner in their respective capacities as Mexican Partner or Airport Partner.

Notwithstanding the provisions of this article, the acquisition public offer shall not be necessary when:

1.   The acquisition or transmission of shares happens by inheritance, legacy or other provisions or instruments regarding “causa mortis”.

2.   The increase in the percentage of shareholding of any shareholder of the company is a consequence of a decrease in the number of shares circulating by a share repurchase by the company or by an early amortization of the same.

3.   The increase in the percentage of shareholding of any shareholder of the company is the result of a share subscription in consequence of a capital increase performed by such shareholder in proportion to the number of shares held before such capital increase in the terms of Article 132 of the General Law of Commercial Companies;

4.   The acquisition of shares is made by the company or subsidiaries, or by trusts incorporated by the company or subsidiaries, or by any other controlled person by the company or subsidiaries; and

5.   The acquisition of shares is made by: (a) the person that maintains the effective control of the company; (b) any legal entity that is under the control of the person above mentioned in subsection (a); (c) the estate of the person above mentioned in subsection (a); (d) ascendants or descendants in straight line of the person above mentioned in subsection (a); (e) the person referred in subsection (a) when it is reacquiring shares from any legal entity referred in subsection (b) or ascendants or descendants referred in subsection (c) and (d).

THIRTEENTH ARTICLE.                                                Increases and Decreases of the Capital Stock.

The special shareholders meeting, subject to the provisions of these bylaws and the General Corporations Law must approve those increases or decreases in the fixed minimum capital of the Company.

With the exception of decreases in the capital stock as provided in the Ninth Article, the increases and decreases of the minimum fixed capital of the company shall be approved by an extraordinary shareholders meeting, subject to the provisions of these bylaws and the General Law of Commercial Corporations.

Increases or decreases to the variable part of the capital stock, shall be solved by an ordinary shareholders meeting which complies with the voting requirements established in the bylaws, and whose minute be formalized under a notary public without the need of registering it in the Public Registry of Property and Commerce.

In the terms of Article 53 and other articles applicable from the Stock Market Law, the company may issue non-subscribed shares that the treasury may keep in order to subscribed them later by the public-investors, as long as: (i) the extraordinary general shareholders meeting approves the maximum amount of the capital increase and the conditions to be made for the allocation of the shares, (ii) the subscription of issued shares is made by means of public offering upon its registration in the National Registry of Securities, in any case, complying with the Stock Market Law and other general provisions that emanate from it, and (iii) the amount of the subscribed and paid capital of the company is announced when the company advertises the authorized capital represented by issued and non-subscribed shares. The preemptive and tag-along subscription right referred to in Article 132 of the General Law of Commercial Corporations, shall not apply when in the case of capital increase through public offerings.

In the event of capital increase, shareholders shall have the preemptive right to subscribe such increase in proportion to the number of shares each one possess at the time of its approval according to Article 132 of the General Law of Commercial Companies as established below, except when: (a) the subscription offer is made under the terms of Article 53 of the Stock Market Law, (b) is a consequence of a merger with another company, (c) is a consequence of payment of shares in kind, (d) is a consequence from the capitalization of liabilities in charge of the company, or (e) is about shares kept in the treasury to convert obligations in the terms of Article 210 bis of the General Law on Securities and Credit Obligations.

Capital increases may be carried out under any of the assumptions referred to in Article 116 of the General Law of Commercial Companies, through payment in cash or in kind, or through capitalization of liabilities or reserves in charge of the company or any other stockholders’ equity account. By virtue that the share certificates of the company does not contain the expression of its face value, it won’t be necessary to issue new certificates in case of capital increase as a result of the capitalization of premiums on shares, capitalization of retained earnings or valuation or reevaluation reserves capitalization, unless the shareholders meeting that approves such increase requests for it and approves in the terms of Article 53 and other applicable of the Stock market Law and Article 210 bis of the General Law on Securities and Credit Obligations.

New shares may not be issued until the previously issued shares have been fully paid.

The preemptive right established in this article shall be exercised by subscribing and paying the shares issued to represent the increase within the term of 15 (fifteen) business days following the publication date of the shareholders meeting resolution that decreed the capital increase in the Federal Official Gazette and in the regular local newspaper.

Notwithstanding the foregoing, if all the shares of the capital stock were represented in the corresponding shareholders meeting, such term of 15 (fifteen) business days shall be calculated as of the date in which the meeting was celebrated, and the shareholders shall be considered notified at the time of the resolution. In this case, the publication of the corresponding resolutions shall not be necessary.

Any increase in the capital stock shall be registered in a Stock Variation Record Book held by the company for this purpose.

The shareholders that own the representative shares of the variable part of the capital stock shall not have the right to withdraw referred to in Article 220 of the General Law of Commercial Companies.

Decreases in the capital stock may be performed to absorb losses, to reimburse shareholders their contributions or to free them from non-performed exhibitions, as well as under the provisions of Article 206 of the General Law of Commercial Companies. Decreases in the minimum fixed part of the capital stock shall require a resolution from an extraordinary general shareholders meeting and the consequently amendment of the Sixth Article of these bylaws, in which case should comply with the established in Article 9 of the General Law of Commercial Companies, unless the capital stock decrease is solely performed to absorb losses.

Decreases in the capital stock to absorb losses or through reimbursement to the shareholders, shall be performed proportionally to the fixed minimum part and to the variable capital part, as well as to both share series. In the event that shareholders agree by unanimity of votes, capital stock reductions by reimbursement to shareholders may be performed in different proportions or only to the shareholders who agree to it.

In any case, the capital stock shall be decreased to less than minimum, and all decrease in the variable part of the capital stock shall be registered in the Stock Variation Record Book held by the company for such purpose.

FOURTEENTH ARTICLE.                                           Subsidiaries Interest.

The subsidiaries of the company or companies over which it exercises control, shall not, directly or indirectly, invest in shares of the company or of any other company which it is one of its subsidiaries, unless such subsidiaries acquire shares of the company to comply with options or sales plans of shares agreed or that may be granted or designed in favor of the employees or officials of such companies or of the company itself according to the rules established by the Stock Market Law.

Administration of the Company

FIFTEENTH ARTICLE.                                                               Composition.

The administration of the company shall be entrusted to a Board of Directors. The Board of Directors shall be composed at all times by at least 11 (eleven) board members, in the understanding that the Board shall always be composed of an odd number of members and at least 25% (twenty five percent) shall have an independent capacity in terms of Article 24 of the Stock Market Law and the general nature regulations issued by the National Banking Commission.

All shareholder or group of shareholders of the series “B” shares that owns 10% (ten percent) of the capital stock, may appoint in the terms of Article 50, section I of the Stock Market Law, a member of the Board of Directors. The shareholders of series “BB” shares shall have the right to appoint 3 (three) members of their respective alternates in the terms of the Sixth Article of these bylaws. Only the board members that were appointed by the minority shareholders may be removed when all of the others are removed as well.

To appoint members of the Board of Directors of the company, shareholders shall comply with the following:

At the Annual Ordinary General Shareholders Meeting that gathers to acknowledge the approval of the report referred to in Article 172 of the General Law of Commercial Companies, the Board of Directors shall ratify or appoint, as the case may be, the proposal of the members of such Board of Directors.

The members of the Board of Directors will remain in their position for a one-year period, unless: (i) of death or incapacity of the member; (ii) the member quits; (iii) there is an impediment in the terms of the applicable law; (iv) when 51% (fifty one percent) of the shares gathered in an Ordinary Shareholders Meeting approves it, except for the three board members appointed by the Series “BB” shareholders. The Board members shall continue performing their duties for 30 (thirty) natural days more, when its substitute has not been appointed or when the latter has not taken its position, even when the appointment term has concluded, and without being subject to Article 154 of the General Law of Commercial Companies.

In any of the assumptions mentioned in subsections (i) and (ii) referred to in the preceding paragraph, the member position shall be occupied by the person appointed by the Board of Directors as interim-regular board member, or the Ordinary Shareholders Meeting shall gather to ratify the interim board member or even appoint the new regular board member who shall act as interim until the end of the period authorized. In the event that the interim board member is subject to subsections (i) and (iii) referred to in the last paragraph, the Board of Directors shall appoint an interim board member that will substitute the former member, which shall be on duty until the next Ordinary Shareholders Meeting gathered to ratify or appoint the new board member, and which shall enter to perform duties when the former member has ceased to be part of the Board of Directors.

At each shareholder meeting that approves the appointment of the members of the Board of Directors; shall first appoint the members of the Board of Directors elected by: (i) the shareholders or group of shareholders of the Series “B” shares that represent 10% (ten percent) of the capital stock, (ii) the shareholders of series “BB” shares, and (iii) in the event that (a) at least eleven members have not yet been appointed, (b) there is not an odd number of board members, or (c) the 25% (twenty five percent) of independent board members are not yet appointed as mentioned before, the shareholders meeting shall appoint the missing members by majority of votes.

The members of the board of directors and their alternates, if applicable, shall be persons with recognized experience that may or not be shareholders; they can be reelected and will receive a remuneration determined by the shareholders meeting as proposed by the board of directors.

In terms of the Stock Market Law, the company shall indemnify the board members for damages caused by their performance in the company, controlled companies, or in those that has a significant influence, unless in the case of willful offences or an act of bad faith, or illegal acts according the applicable law. For this purpose, the Board of Directors may propose to the shareholders meeting contracting insurance, bails or guaranties that cover the amount of such indemnification in favor of the board members.

SIXTEENTH ARTICLE.                                                              Presidency and Secretary.

The President and Pro-secretary of the Board of Directors shall be appointed by the majority of votes of shareholders. The President of the Board of Directors shall have the deciding vote in case of a tie vote.

The President shall chair the Board of Directors sessions and in its absence, a board member elected by the Board for its best performance. As secretary of the sessions, the

Secretary of the Board, and in his absence the Pro-secretary, and in the absence of both, the person appointed by the Board of Directors of the foregoing session.

The Secretary and Pro-secretary of the Board of Directors shall not form part of such company’s body and shall be subject to the obligations and responsibilities established in the Stock Market Law.

The President of the Board of Directors shall have the faculties attributed to it by the law, these bylaws or authorized by the Board of Directors, or by the shareholders meeting.

SEVENTEENTH ARTICLE.                                  Faculties.

In addition to what is established in the Eighteenth Article, the Board of Directors shall have the authority to instruct the CEO, the granting or removal of all class of general, special and/or limited powers by the company in favor of one or more members of the Board of Directors, employees and/or officials of the company and/or its subsidiaries, and in general to any third party, with the authority to include in such powers the delegation and/or substitution of the same.

EIGHTEENTH ARTICLE.                                                Functions.

To comply with its faculties, the Board of Directors of the company shall have the following functions and attributions:

1.   Establish the general strategies to conduct the business, the business plan, and the annual investment budget of the company and companies being controlled;

2.   Approval of capital investments outside the annual budget approved for each fiscal year;

3.   Monitor the management and conduct the company and controlled companies considering the relevance of their financial, administrative, and legal situation of the company, as well as the performance of the relevant director;

4.   Propose to shareholders stock capital increase of the company;

5.   Propose stock capital increase of subsidiaries of the company;

6.   Approve the five-year development master program for airports operated by subsidiaries of the company to be submitted for approval before the Department of Communications and Transports and its amendments;

7.   The way the company will vote its shares in the shareholders meetings of its subsidiaries.

8.   The administrative structure of the company and the companies controlled.

9.   The appointment of the CEO within the candidates proposed by the members of the Board of Directors and appointed by the series “BB” shareholders in the terms of subsection (i) of the Nineteenth Article;

10. Removal of the CEO for justified causes;

11. Acquisition and alienation by the company of the representative shares of the capital stock of the company. As an exception of the above are (a) the acquisition of shares and/or negotiable instruments issued by investment companies and (b) the acquisition of negotiable instruments through investment companies.

12. Appointment and removal of new committees and faculties delegation to the same, or modification of the authorities of the existing committees.

13. Appointment of the members of the bodies exercising audits and corporate practices; provided that (a) at least one of its members shall be appointed among those proposed by the board members which were appointed by the series “BB” shareholders according with subsection (iv) of the Nineteenth Article, and (b) complies with the independence requirements establishes in the Stock Market Law.

14. Approval and presentation of proposals to the shareholders meeting of the company regarding (a) the dividend policy of the company, and if applicable, (b) the application of profits of the company;

15. Appointment of temporary board members without the intervention of a shareholders meeting when any of the assumptions of the Fifteenth Article of these bylaws exists or of Article 155 of the General Law of Commercial Companies;

16. Approval of the acquisition public offers in the terms of the Twelfth Article;

17. Submit to the general shareholders meeting celebrated when closing the fiscal year:

a)      The annual reports of the Audit Committee and Corporate Practices Committee, if applicable.

b)      The Annual report of the CEO accompanied by the opinion of the external auditor.

c)      The Board of Director’s opinion about the content of the CEO’s report referred to in the previous subsection.

d)      The report referred to in Article 172, section b) of the General Law of Commercial Companies, containing the main policies, information and accounting criteria to prepare the financial information.

e)      The report about the operations and activities intervened according to the Stock Market Law.

18. Follow up the main risks to which the company and controlled companies are exposed, identifying them base on the information submitted by the existing Committees to support the Board of Directors, the CEO and external auditor, as well as to the accounting systems, internal control, internal auditing, records, archive or information of the company and controlled companies, which can be done through the Audit Committee.

19. Appoint and remove the Internal Auditor of the company and establish its functions and attributions.

20. Approve the policies for information and communications with shareholders and the market, as well as with the Board members and relevant directors.

21. Determine actions to address irregularities that are aware and implement the corresponding corrective measures.

22. Establish policies to regulate the terms and conditions that the CEO will adjust in the exercise of its domain powers.

23.    Order the CEO disclosure to the public of relevant events under its knowledge.

24.    Approve, prior an opinion from the body that performs corporate practices functions:

a)   Policies and guidelines for the use and enjoyment of the goods that integrate the equity of the company and controlled companies by related parties.

b)   Operations, each one individually with related parties, seeking to celebrate with the company or controlled companies. The following operations shall not require approval from the Board of Directors, as long as adhere to the policies and guidelines approved by the Board to such purpose:

(i)   Operations that according to their amount lack of relevance to the company o controlled companies.

(ii)  Operations performed among the company and controlled companies, or with those that have a significant influence, or with any of the above as long as: are of the ordinary or usual line of business or made at market prices or supported by valuations performed by specialist-external agents.

(iii) Operations performed with employees, as long as are carried out in the same conditions as with any client or as a result of general services provided.

c)            Derogations for which the Board member, relevant director or person with authority, take advantage of the business opportunities for itself or for third parties, corresponding to the company or controlled companies, or that withholds a significant influence, that exceed the limits established in number 25 (b) of this Article;

d)          The comprehensive remuneration of the CEO;

e)            Define policies to establish and remunerate relevant directors, which shall comply with the Technical Assistance and Technology Transfer Agreement referred to in number 2 c) of the Sixth Article of these bylaws;

25.    Approve, prior an opinion from the body that performs auditing practices functions:

a)   The financial statements of the company and subsidiaries.

b)   Executed operations, whether simultaneous or successive, which by its nature may be considered as a single operation and that intends to be carried out by the company or controlled companies in the span of a year when they are unusual or non-recurring, or it amount represents based on figures corresponding to the closing of the immediate quarter in any of the following assumptions:

(i)   The acquisition or alienation of goods with a value equal or above to five percent of consolidated assets of the company or $20’000,000.00 (twenty million 00/100 USD) dollars, including the alienation of representative shares of the capital stock of the subsidiaries of the company.

(ii)  The granting of guarantees or the assumption of liabilities, either through direct credits, financial leases, bonds, obligations or other trading securities, or in any other way for an amount equal or greater to five percent of consolidated assets of the company, or $40’000,000.00 (forty million 00/100 USD) dollars, or when exceeds the level of indebtedness established in the annual business plan which shall be at least according to a debt/capital equal to 50/50%, understanding it as total debt/total shareholders equity.

Debt value investments or banking instruments are exempt as long as are performed according to the policies approved by the Board for such purpose.

c)            Policies to grant loans or any other type of credit or guarantees to related parties.

d)   Guidelines relating to internal control and internal auditing of the company and the companies controlled.

e)   Accounting policies of the company adjusting them to the recognized accounting principles, to the financial reporting standards and to the general nature provisions;

f)   Contracting an external-auditing firm for the company proposed by the Auditing Committee according to the Fortieth Seven Article of these bylaws, and if applicable, hiring additional or complementary services to the external audit services.

26. The decisions referred to in number 1, 2, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 19, 20, 21, 22, 23, 24 a), 24 b), 24 c), 24 c), 24 e), 25 a), 25 b), 25 c), 25 d), 25 e), and 25 f) of this Eighteenth Article, shall require the favorable vote of the members of the Board of Directors appointed by the shareholders of the series “BB” shares. Likewise, a favorable vote of the members of the Board of Directors appointed by the series “BB” shareholders is required when the appointment of the temporary Board members referred to in number 15, correspond to the Board members appointed by the series “BB” shareholders.

NINETEENTH ARTICLE.                                                Rights of the Members of the Board of Directors Appointed by the Shareholders of the Series “BB” Shares.

The members of the Board of Directors appointed by the shareholders of the series “BB” shares, acting unanimously, shall have the following exclusive faculties:

(i)                 Submit to the Board of Directors the name or names of candidates to be appointed as CEO of the company;

(ii)             Propose the removal of the CEO of the company;

(iii)         Appoint and remove half of the first level officers of the administration according to the Technical Assistance and Technology Transfer Agreement referred to in number 2 (c) of the Sixth Article of these bylaws, as well as the policies determined by the Board of Directors in terms of the number 24 (e) of the Eighteenth Article of these bylaws;

(iv)         Propose the appointment of at least one of the members of each of the committees of the company, in the understanding that it shall comply with the independence requirements established in the Stock Market Law.

TWENTIETH ARTICLE.                                                        Calls.

Calls for the sessions of the Board of Directors shall be made in writing by the President, the Secretary or by the 25% (twenty five percent) of the members of the Board of Directors, or by the President of the Audit Committee or Corporate Practices Committee, and shall be delivered personally, by certified mail with return receipt, telefax, or any other means authorized by the board members to the other board members, with at least 5 (five) business days in advance to the fixed date of the session. The calls shall specify all matters to be discussed by the Board and include documentation to support such matters. The Board shall be authorized to consider or act with respect to any other matter not specified in the call when all of the members of the Board of Directors are present, or if applicable, their alternates. The call shall not be necessary if all members of the Board of Directors (or alternates, if applicable) are present in the session.

Likewise, the President, the Secretary or the 25% (twenty five percent) of the members of such Board, as well as the President of the Audit Committee and the President of Corporate Practices, shall have the right to include in the Agenda the points deemed necessary to discuss.

TWENTY FIRST ARTICLE.                                Sessions.

The Board of Directors shall meet when called at least once every 3 (three) months. The sessions of the Board of Directors shall take place in the company’s address or in any other location inside the Mexican Republic or abroad, as set out in the call, provided that, in order to meet in a different location from the company’s address, the call shall be made by the President of the Board of Directors or by at least 3 (three) members of the same. If the President does not attend the session, then the Board member appointed by the majority of the members present shall chair it. If the Secretary, or if applicable, the Pro-secretary does not attend the meeting, then the person appointed by the majority of votes of the members of the Board of Directors, shall act as such. The session’s minutes of the Board shall be transcribed in a Book used for such purpose and shall be signed by the person acting as President and Secretary of the same.

Copies or evidence of the session’s minutes of the Board of Directors and shareholders meetings, as well as the entries contained in the books and company’s records, may be authorized and certified by the Secretary of the Board of Directors.

TWENTY SECOND ARTICLE.            Conflict of Interest.

The members of the Board of Directors, the audit Committee and the Corporate Practices members, that on a specific matter have conflict of interest according to the Stock Market Law, shall inform it to the Board of Directors or to the abovementioned committees prior taking any decision, and shall leave from the session during the discussion of such matter and abstain from voting.

The members of the Board of Directors shall be responsible for the resolutions agreed to the matters referred to in the last paragraph, unless in the assumptions of Article 159 of the General Law of Commercial Companies.

TWENTY THIRD ARTICLE.                           Quorum.

In order to validate the sessions of the Board of Directors, the majority of its members shall attend, and in order to validate the resolutions of the Board of Directors, the affirmative vote of the majority of its members is required, unless that these bylaws require the vote of a specific member to validate such resolutions.

According to the last paragraph of Article 143 of the General Law of Commercial Companies, the Board of Directors may validly agree on resolutions without the need that members personally meet in a formal session. Agreements taken outside of a session, shall be approved in all cases by the favorable vote of the majority of the members of the body in question, or in the event of a definitive absence or incapacity of any member, the favorable vote of the corresponding alternate member, according to the following provisions:

1.      The President, on his/her own initiative or at the request of any two members of the Board of Directors, shall inform all of the members of the Board of Directors or their alternates in written form of all agreements intended to be taken outside a session and the reasons that justifies it. Likewise, the President shall deliver to all of them, as requested, all documentation and clarifications required for such purpose. The President may be helped by the Secretary to perform the required communications;

2.       In the event that all members of the Board of Directors or its alternates required for a vote expressly declare to the President or auxiliary members their consent to the agreements or resolutions submitted, shall do so in writing. The written consent shall be delivered to the President and the Secretary immediately through any means that guarantee that will be received.

3.       Once the President and the Secretary receive confirmations in writing of all members of the Board of Directors, shall immediately proceed to transcribe the minute in the corresponding Minute Book, that shall contain all resolutions taken, the same that will be formalized with the signature of the President and the Secretary.

Responsibilities of the Board Members

TWENTY FOURTH ARTICLE.           Duties and Responsibilities of the Members of the Board of Directors.

By the very fact of accepting the position, the members of the Board of Directors of the company shall assume the diligence and loyalty duties established in Articles 29 to 37 and others applicable from the Stock Market Law.

The liability regime applicable to the administration of the company shall be the one established from Articles 29 to 40, and other applicable of the Stock Market Law.

Subject to number 24 (c) of the Eighteenth Article and for purposes of the provisions of the Stock Market Law, shall not be considered as taking advantage or to use a business opportunity corresponding to the company when a member of the Board of Directors, directly or indirectly, perform activities that are ordinary or usual to the company or controlled companies, or in those that have a significant influence, due to the fact that, if such members are elected by the shareholders meeting, they will be considered for all legal purposes excused by the Board of Directors of the company.

Any responsibility carried out by the managers of the company, shall be validated through (i) the express approval of the performance of their obligations by the shareholders meetings; (ii) the implied approval of the status of the financial position by the shareholders meeting; or (iii) The execution of the resolutions by managers taken by shareholders meetings with strict adherence to their instructions ordered.

Committees

TWENTY FIFTH ARTICLE.                               Conformation.

The Board of Directors, directly or on the proposal of the CEO, for the development of the functions that these bylaws and applicable law appoint to them, shall have the help of one or more committees established for such purpose. When solving the incorporation of a committee, the Board of Directors shall establish the rules regarding its integration, faculties and obligations, functioning and other related matters with such committee.

TWENTY SIXTH ARTICLE.                              Surveillance.

Surveillance of the operations and compliance of the shareholders and Board of Directors agreements shall be trusted to one or two committees that perform Auditing functions and Corporate Practices, as well as to the legal entity that performs the external audit.

TWENTY SEVENTH ARTICLE. Integration and Operation of Committees that perform Auditing and Corporate Practices Functions.

Committees that performs auditing functions and corporate practices, shall integrate exclusively with independent board members and appointed members of the Board of Directors proposed by the President of the Board of Directors, and at least one of its members shall be proposed by the board members appointed by the series “BB” shareholders.

In the event that the company is controlled by a person or group of persons that own fifty percent or more of the capital stock, the committee performing corporate practices functions shall integrate by at least a majority of independent board members.

The members of the Corporate Practices and Auditing Committees shall last a year in office and will remain in the performance of their duties, even when the term has expired for which they have been appointed or by quitting the position until the persons appointed to replace them take possession of their positions or for a period of 30 (thirty) natural days in the absence of the designation of an alternate member or when he/she has not yet taken possession of the position.

The Presidents of the Corporate Practices and Auditing Committees shall be appointed and removed exclusively by the General Shareholders Meeting proposed by the President of the board of Directors. Likewise, the persons chairing the Auditing and Corporate Practices Committees shall act according to Article 43 of the Stock Market Law and the other applicable legal provisions.

The internal ordinance of each committee, and if applicable, its amendments and supplements, shall be elaborated and proposed by the corresponding Committee for approval of the Board of Directors.

The Auditing Committee shall gather at least 4 (four) times a year, or as often circumstances require them to gather; the Corporate Practices Committee shall session when compelling matters exists. The administration officers called and the independent auditor shall attend each session and will participate in the capacity of guests with the right of voice but without voting rights. The committee that performs auditing functions shall gather periodically with the internal auditor and independent auditor in separate executive meetings.

TWENTY EIGHTH ARTICLE.                Corporate Practices Functions.

The committee that performs Corporate Practices functions shall have as a general function to monitor and mitigate risks in the celebration of businesses or in benefit of a determined group of shareholders, subject to authorizations or issued policies by the Board of Directors; supervise compliance of legal provisions and stock market regulations mandatory for the company; as well as other functions and responsibilities that including but not limited to the following:

(i)      Call shareholders meetings in terms of the Stock Market Law.

(ii)     Approve policies to use and benefit of goods that integrate the company’s equity.

(iii)    Elaborate the annual report on activities performed and submit it to the Board of Directors, the annual report shall contemplate at least the following aspects: (a) Observations regarding the performance of relevant directors; (b) Operations with related parties during the exercise informed; (c) the payment packages or integral remuneration of the CEO and relevant directors of the company; and (d) exemptions granted by the Board of Directors for a board member, relevant director or person with authority in terms of the Stock Market Law takes advantages of business opportunities for itself or third parties in the terms established in the Eighteenth Article of these bylaws. Support the Board of Directors in elaborating the reports on accounting practices.

(iv)    Issue opinions about operations celebrated with related parties.

(v)     Authorize the remuneration package of the CEO and policies to determine remunerations of relevant directors.

(vi)    Others provisions prevailed in terms of the Stock Market Law, administrative provisions issued according to such law, the bylaws or by agreement of the shareholders meeting or Board of Directors are entrusted.

TWENTY NINTH ARTICLE.                           Auditing Functions.

The committee that performs Auditing functions shall have as a general function to monitor and supervise the integrity of the financial information, the process and accountability systems, control and record of the company and controlled entities; supervise the technical capacity, independence, and function of the legal entity that performs the external audit, the internal control efficiency of the company, and the financial risks valuations. Additionally, including but not limited, shall have the following functions:

1.            Request the opinion of an independent expert when necessary for the proper performance of its functions or when the Stock Market Law or the general provisions required them.

2.            Call shareholders meetings in terms of the Stock Market Law and request to include points deemed relevant to the Agenda.

3.   Monitor the establishment of mechanisms and internal controls (including without limitation, the approval of internal control regulations and administrative procedures) that enable to verify that acts and operations of the company and controlled companies, adhere to the applicable norm, as well as to implement methodologies that make possible comply with the above.

4.   Inform the Board of Directors of the situation of the mechanisms and internal controls, as well as the internal audit of the company or of the legal entities controlled, including detected irregularities, if applicable.

5.   Elaborate pertinent opinions according to number 25 of the Eighteenth Article and the Stock Market Law. Among others, the Auditing Committee shall elaborate the opinion referred to in Article 28, section IV, subsection c) of the Stock Market Law regarding the content of the report submitted by the CEO and submit it for the Board of Directors considerations for subsequent submission to the shareholders meeting, relying among other elements, in the External Audit Report. Such opinion shall at least appoint the following:

(a)            If the policies and accounting and information criteria followed by the company are suitable and sufficient considering its particular circumstance.

(b)           If such policies and criteria have been applied consistently in the information submitted by the CEO.

(c)            If as a consequence of subsections (a) and (b) above, the information submitted by the CEO reflects in a reasonable form the financial situation and results of the company.

6.   Support the Board of Directors in elaborating the reports referred to in number 17, subsection d) and e) of the Eighteenth Article of these bylaws.

7.   Monitor operations referred to in number 24 and 25 of the Eighteenth Article and Article 47 of the Stock Market Law of these bylaws, are carried out according to such provisions, as well as to the policies arising from the same.

8.   Request to the relevant directors and other employees of the company or controlled companies, reports on the financial information and any other type deemed necessary to the performance of its functions.

9.   Research acknowledged potential defaults on the operations, guidelines and operation policies, internal control systems, internal auditing, and accounting records of the company or controlled companies, and review all documentation, records and other evidence in the necessary degree and extension to carry out such surveillance.

10. Receive observations from shareholders, board members, relevant directors, employees, and in general by any third party regarding the matters referred to in the number 9 above, as well as to perform actions considered applicable regarding such observations.

11. Establish and publish procedures to receive, retain and gather in the system, complaints received by the company regarding accounting, accounting internal controls or matters related to audits, and confidentiality submission by the employees of the company regarding accounting concerns and questionable audits.

12. Request periodic meetings with the relevant directors, as well as the delivery of any type of information regarding the internal control and internal audit of the company or controlled companies.

13. Inform the Board of Directors about important irregularities detected in the exercise of its position, and if applicable, the corrective measures adopted or proposed to be applied.

14. Monitor the CEO on the compliance of agreements of the shareholders agreements and of the Board of Directors of the company, according to the instructions approved in the meeting or in the Board.

15. Discuss the financial statements of the company with the people responsible for its preparation and review, and recommend or not its approval in the Board of Directors.

16. Propose the external auditor of the company, as well as its recruitment to the Board of Directors.

17. Approve proceedings to approve the commitment of independent auditors to provide auditing and non-auditing services. The Audit Committee shall previously approve all auditing and non-auditing services provided by the independent auditors, according to such proceedings, to the legislation and regulations applicable in the markets were the company quote its shares.

18. Evaluate the performance of the legal entity providing external-auditing services, as well as to analyze the opinion or reports made and subscribed by the external auditor. For such purpose, the committee may request the presence of such external auditor when deemed necessary, notwithstanding that he/she shall meet with the latter at least once a year.

19. Together with the external auditor, review the financial information that shall be included in the annual report of the company, including the information submitted in the section “Comments and Analysis of the Administration about the Operation and Financial Situation Reports of the Company”, the judgment on quality and not just only the conformity, the accounting principles, the reasonableness of opinions made in the development of the financial statements, and the clarity of the information submitted in the same. The audit committee shall also discuss the results of the annual audit and any other matters that independent auditors are obliged to inform to the Audit Committee.

20. Elaborate an annual report of activities and submit it to the Board of Directors.

21. Together with the independent auditors, review any problems or difficulties that auditors have found regarding the annual audit or others, as well as any communication to the administration of the company delivered by auditors and the response of such letter from the company. Such review shall contain (i) any restrictions about the scope of activities or access to requested information; (ii) any disagreements with the administration regarding the generally accepted accounting principles and other matters; and (iii) significant adjustments to the financial statements recommended by the independent auditors and adjustments proposed that were not accepted regardless of its importance.

22. Have the sufficient authority to (i) investigate any matter that brings the attention from the access to all books, records, facilities, and staff of the company; (ii) Maintain external legal advisors, external accountants and other advisors that advice the Audit Committee, and (iii) require to any officer or employee of the company, external advice of the company, internal audit, providers of auditing services or independent auditors to assist them in the meetings of the Audit Committee, or gather with any member or advisor of the Auditing Committee. The company shall grant sufficient funds to the audit committee to pay the independent auditors’ fees and any other required advisor by the company, as well as necessary and appropriate administrative expenses incurred by the Audit Committee in compliance of its responsibilities.

23. Others established by these bylaws and the Stock Market Law.

To support the performance of the Audit Committee, the company, through the Board of Directors, shall assign the appropriate funds required by the committee to cover all compensations of the external auditor, all compensations of external auditors hired, and all ordinary administrative expenses incurred by the committee in order to comply with its responsibilities.

THIRTIETH ARTICLE.                                                                 Delegate.

The Audit Committee shall have the right to hire an expert who shall have sufficient authorities to monitor the compliance of the Strategic Partner with its obligations under the Technical Assistance and Technology Transfer Agreement and inform such committee.

Executive Office

THIRTY FIRST ARTICLE.                                         Chief Executive Officer.

The management, conduction and execution of the businesses of the company and controlled companies, shall be the responsibility of the CEO who shall be subject to the strategies, policies and guidelines approved by the Board of Directors.

The CEO shall have the broadest powers to represent the company in administrative acts, for suits and collections, including special powers that according to law require a special clause. Regarding domain acts, the CEO shall have the powers established in the terms and conditions that the Board of Directors of the company determine according to number 22 of the Eighteenth Article of these bylaws.

Notwithstanding the above, the CEO shall:

1.            Submit for approval of the Board of Directors, the business strategies of the company and controlled companies, based on the information provided by the latter.

2.            Comply with the agreements of the shareholders meetings and Board of Directors, according to the instructions issued by the shareholders meeting or the Board of Directors, if applicable.

3.            Propose an Audit Committee, the guidelines of the internal control system and the internal audit of the company and controlled companies, as well as execute guidelines approved for such purpose by the Board of Directors of the company.

4.            Subscribe relevant information of the company together with the relevant directors responsible for their preparation as authorized by their position.

5.            Publicize relevant information and events that should be disclosed to the public, according to the provisions of the Stock Market Law.

6.            Comply with provisions relevant to the celebration of purchase operations and placement of shares of the company according to the instructions of the Board of Directors.

7.            Exercise, on itself or through an authorized delegate and under its competence or by instructions of the Board of Directors, the corrective actions and applicable proceeding responsibilities.

8.            Verify that partners, if applicable, make their capital contributions.

9.            Comply with statutory and legal requirements established regarding dividends paid to shareholders.

10.    Assure to maintain the accountability system, records, archives or information of the company.

11.    Elaborate and submit to the Board of Directors the report referred to in Article 172 of the General Law of Commercial Companies, except as provided in subsection b) of such provision.

12.    Establish mechanisms and internal controls that enables to verify that acts and operations of the company and controlled companies adhere the applicable norms, as well as to follow-up the results of such mechanisms and internal controls, and take the necessary steps.

13.    Exercise liability actions in terms of the provisions of the Stock Market Law and these bylaws, against the related parties or third parties who have presumably damaged the company or controlled companies, or in which has a significant influence, unless the Board of Directors prior to an opinion of the Audit Committee determine that such damage is not relevant.

THIRTY SECOND ARTICLE.                     Relevant Directors.

To exercise its functions and activities, as well as to provide proper compliance of obligations, the CEO shall receive help from the Relevant Directors appointed to such purpose and from any employee of the company or controlled companies.

Articles 29, 45, 46 and others relevant from the Stock Market Law, are applicable to the CEO and Relevant Directors.

THIRTY THIRD ARTICLE.                                    Powers of the CEO.

The CEO shall have the following general powers to perform his/her functions provided in the Thirty First Article above:

1.   To exercise the power of the company for lawsuits and collections granted with all general and special powers requiring special clause according to the law.  Consequently, the power is conferred without limitation according to the first paragraph of Article 2554 and Article 2587 of the Federal Civil Code and corresponding provisions of the Civil Codes from other States of the Republic and the Federal District, as a result, consequently authorized to promote or desist amparo trials; promote or desist criminal complaints; cooperate with the Prosecutor’s Office and grant a pardon if appropriate with the law; to commit; settle; submit to arbitration; to respond and perform interrogatories; to challenge judges; receive payments; and execute all acts expressly determined by law, including to represent the company before courts, prosecutors, civil, tax, administrative and labor authorities.

2.   A powers of attorney for administration acts according to the provisions of the second paragraph of Article 2554 of the Federal Civil Code and corresponding provisions of the Civil Codes from other States of the Republic and the Federal District to carry out the purpose of the company.

3.   A general power of attorney for administration acts implying the exercise of the right to vote over shares, partnership shares or securities, or representative rights from the capital, the CEO shall have a prior authorization from the Board of Directors or act according the policies determined by the latter.

4.   A general power of attorney for administration acts in labor matters according to Article 692, 786, 866 and other applicable provisions, as well according to Article 870 of the Federal Labor Law to appear before labor authorities in labor matters that the Company is party of or is a third party interested in the initial phase as any other subsequent phase, and formulate and answer interrogatories.

5.   A general power of attorney for lawsuits and collections in labor matters according to Articles 2554 and 2587 of the Federal Civil Code and corresponding provisions of the Civil Codes from other States of the Republic and the Federal District, including but not limited, to represent the company before authorities and courts, whether local or federal, particularly before the labor courts, as well before the Labor Department and any other labor, criminal, administrative, and civil authorities or courts, expressly authorized to participate in labor suits and amparo trial proceedings, take, determine and answer interrogatories, and carry out all acts necessary as the legal representative of the company.

6.   A general power of attorney for domain acts according to the third paragraph of Article 2554 of the Federal Civil Code and corresponding provisions of the Civil Codes from other States of the Republic and the Federal District. The exercise of the domain acts performed by the CEO shall be limited as follows: (a) in the event of selling a property of the company, shares or partnership shares of controlled companies, the CEO shall jointly provide his/her signature with the persons determined by the Board of Directors or prior the authorization of the Board of Directors or the shareholders meeting; (b) in the event operations referred to in Article 28, section III, subsection c) of the Stock Market Law, prior authorization from the Board of Directors; (c) when the corresponding operation implies an equal amount or above 20% of the capital stock, prior authorization of the shareholders meeting.

7.   A power of attorney to issue, endorse and subscribe negotiable instruments according to Article 9 of the General Law on Securities and Credit Obligations.

8.   A power of attorney to open bank accounts in the name of the company, to draw on them and appoint the persons authorized to draw on them as well.

9.   Authority to grant and delegate general and special powers, remove and substitute them, in all or in part, according to the powers vested, expressly including the authority to persons carrying such authority may as well delegate, substitute or remove them, in all or in part, in favor of third parties.

Shareholders Meeting

THIRTY FOURTH ARTICLE.                    Classes.

The shareholders meetings shall be ordinary and extraordinary general or special, and all shall be held in the company’s address. Extraordinary general shareholders meeting shall be those: (i) called to discuss any of the matters specified in article 182 of the General Law of Commercial Companies, in the Forty Third and Forty Fourth Articles of these bylaws, (ii) called to agree on to hire and assume, direct or indirectly, any debt, liability or commitment with the series “BB” shareholders or any other related party, through which the company or subsidiaries are limited to perform additional investments to those provided in the master program, the annual business plan referred to in number 1 of the Eighteenth

Article or that have been approved by the company or subsidiaries, and including expressly the development master program referred to in number 6 of the Eighteenth Article of these bylaws and prevailed under Article 38 of the Airport Law, and (iii) called to agree upon the cancellation of the registration of shares of the company in the National Registry of Securities, the Stock Market and other national and international stock markets currently registered, except by quoting systems or other stock market which are not organized as the organized stock markets; any other shareholders meeting shall be ordinary, unless is a meeting to discuss any matter affecting a class or a series of shares in particular, which shall be considered as special shareholders meeting.

THIRTY FIFTH ARTICLE.                                        Calls.

The President, the Secretary, two board members, the Audit Committee or the Corporate Practices Committee, shall perform the calls for a shareholders meeting. Any shareholder or group of shareholders that own 10% (ten percent) of issued shares of the company, may request at any time to the President of the Board of Directors, the Audit Committee or the Corporate Practices Committee to perform a shareholders meeting call to discuss the matters specified in the request. Any other shareholder shall have the same right in any of the events provided in Article 185 of the General Law of Commercial Companies. If the President of the Board of Directors, the Audit Committee or Corporate Practices Committee does not perform the call within 15 (fifteen) natural days after receiving a request according the above, the competent judicial authorities according to the company’s address, shall perform the corresponding call as requested by the shareholder or group of shareholders who are subject to the abovementioned assumptions and prior evidencing that truly are under such assumptions.

Likewise, the President of the Audit Committee and Corporate Practices Committee shall have the authority to include in the Agenda of the shareholders meeting calls, any points deemed necessary.

THIRTY SIXTH ARTICLE.                                       Call Publications

Calls for shareholder meetings shall be publicized in the Federal Official Gazette or in a newspaper of national circulation with at least 15 (fifteen) natural days in advance of the meeting. The calls shall mention the place, date and time of the meeting, contain the points of the Agenda and matters to discuss, and shall be signed by the person or persons issuing it, provided that, if it was made by the Board of Directors, the signature of the President or Secretary of such organ, or delegate appointed by the latter, shall suffice, and in the event the call is made by any of the authorized committees, the signature of the Committee’s President shall suffice.

Shareholders meetings may be held without a call if all issued shares representing the capital stock of the company are represented in the meeting.

As of the publication date of the call for shareholders meetings, the information and documents related to each of the points of the agenda, shall be available immediately and free of charge to the shareholders.

THIRTY SEVENTH ARTICLE.           Attendance.

Only shareholders registered in the Registry Book of shares of the company as owners of one or more shares, shall be admitted to the shareholders meeting of the company as long as they obtained the corresponding admission card, registration period which shall end 3 (three) business days before the shareholders meeting date.

To attend the meetings, shareholders shall exhibit the corresponding admission card, which shall only be issued upon request by the shareholder before one business day prior to the shareholders meeting date, together with the proof of deposit in the Secretary of the Company of the corresponding certificates or share instruments, or of the certificates or proof of deposit of such shares issued by an institution for the deposit of securities, by a credit institution, domestic or foreign, in the terms of the applicable provisions of the Stock Market Law. Deposited shares to obtain the right to attend the shareholders meeting shall not be returned until the end of the meeting and through the delivery of the receipt issued to the shareholder or representative for such purpose.

The members of the Board of Directors shall not represent shareholders in shareholders meetings. The person or persons appointed through a proxy letter signed before two witnesses or through forms made by the company that includes the name of the company, the corresponding points of the Agenda, as well as a blank space to provide instructions on how the power shall be exercised, and which shall not allow to include as a category of general matters, any of the points referred to in Articles 181 and 182 of the General Law of Commercial Companies, may represent shareholders in the shareholders meetings. These forms shall be available to shareholders or intermediaries of the stock market that evidence having the representation of the shareholders during the term provided in Article 173 of the General Law of Commercial Companies. The Secretary of the Board of Directors is required to ensure the observance of the provisions of this paragraph and report it to the shareholders meeting, which shall be recorded in the corresponding minute.

THIRTY EIGHTH ARTICLE.                         Minutes.

The minutes of the shareholder meeting shall be transcribed in a book particularly maintained for such purpose and signed by the persons that acted as President and Secretary of the meeting, and by those shareholders or representatives thereof that wish to do so. The proof of any corporate action adopted by the shareholders according to the Thirty Seventh Article of these bylaws, shall be transcribed in such book.

THIRTY NINTH ARTICLE.                                    Presidency and Secretary.

The shareholders meetings shall be chaired by the President of the Board of Directors, and in his/her absence, by the person appointed by the majority of votes of shareholders present. The Secretary of the Board of Directors shall act as Secretary in the shareholders meetings, and in his/her absence, the Pro-secretary shall act as Secretary, and in the absence of both, the person appointed by the majority of votes of the shareholders present shall act as Secretary.

FORTIETH ARTICLE.                                                                        Ordinary Shareholders Meeting.

Ordinary shareholders meetings shall be held at least once a year within the first four months following the end of each fiscal year. In the Annual Ordinary Shareholders Meeting, in addition to the matters specified in the Agenda: (i) The report of the Board of Directors referred to in Article 172 of the General Law of Commercial Companies (last paragraph of the article is not applicable) and the report of the Committees of the company, shall be discussed, approved or modified; (ii) the members of the Board of Directors, and if applicable, the members of the Committees of the company, shall be appointed or ratified; (iii) the remunerations of the members of the Board of Directors, and if applicable, the remuneration of the members of the Committees of the company, shall be determined, considering the Corporate Practices Committees proposals; and (iv) the report referred to in Article 172 of the General Law of Commercial Companies in which the company shall include the reports of the companies in which owns the majority of shares, when the investment value of each exceeds 20% (twenty percent) of the capital stock, depending on its financial position at the end of the corresponding fiscal year, shall be presented to the shareholders.

FORTY FIRST ARTICLE.                                                Written Resolutions.

Resolutions whose adoption require the celebration of a shareholders meeting, may be taken without the need of celebrating a shareholders meeting through a written unanimous consent adopted by all shareholders with the right to vote as if the meeting was celebrated. The resolutions adopted shall have the same effects and legal consequences as other resolutions taken in a shareholders meeting. When the resolutions of shareholders are adopted in writing by unanimous consent, there would not be a need of a calling or any other formality different to the signature of all shareholders with voting rights in the document that evidences the adoption of the relevant resolutions. All documents that are part of the resolutions shall be sent to the file formed for such purpose. Adopted resolutions in the terms of this article, shall be transcribed in the Minute Book of Meetings of the company and signed by the President and Secretary of the Board of Directors.

Shareholders Meeting Votes

FORTY SECOND ARTICLE.                            Votes.

Each share shall have one vote at the shareholders meetings.

Any of the shareholders or group of shareholders that gathers at least 10% (ten percent) of the represented shares in a meeting, may request to extend the voting process of any matter not considered sufficiently informed, according to the terms and conditions provided in Article 50, section III of the Stock Market Law.

The shareholder of group of shareholder that represent 20% (twenty percent) of the capital stock, may oppose judicially to the resolutions of the general shareholders meetings on which have the right to vote, according to Article 51 of the Stock Market Law and terms of Article 201 and 202 of the General Law of Commercial Companies.

FORTY THIRD ARTICLE.                                           Quorum.

In order to validate the ordinary shareholders meetings held on the first call, at least 50% of the capital stock shall be represented in the meeting and the resolutions shall be valid if adopted by favorable vote of the majority of shares present or represented in the meeting (the “Majority Vote”). The ordinary shareholders meetings held on a second or subsequent call shall be valid regardless of the number of shares represented in the meeting and its resolutions shall be adopted and valid with the majority vote.

In order to validate an extraordinary or special shareholders meeting held on the first call, at least 75% (seventy five percent) of the capital stock shall be represented in the meeting. The extraordinary shareholders meeting held on a second or subsequent call shall be valid regardless of the number of shares represented in the meeting. The resolutions made in an extraordinary shareholder meeting held on a first or subsequent call, shall be valid when adopted by a favorable vote of shares representing more than 50% (fifty percent) of the capital stock of the company. The following are exceptions of the above: (i) the resolutions referred to in the Eighth Article of these bylaws that require a favorable vote of at least 95% (ninety five percent) of the capital stock to be valid, (ii) the resolutions referred to in the Forty Fourth Article of these bylaws that require a favorable vote of at least 95% (ninety five percent) of the capital stock of the company or the favorable vote of the majority of the series “BB” shares, and (iii) the resolutions regarding the following matters reserved exclusively to the extraordinary shareholders meeting which shall be valid when adopted by the favorable vote of at least 75% (seventy five percent) of the capital stock of the company:

1.   Any amendment to the bylaws with the purpose of modifying or eliminating the power of the committees created by the administration of the company and subsidiaries, or cancel or modify the rights granted to the minority;

2.   Any resolution bringing the cancellation or transfer of rights pursuant to concessions granted by the Federal Government in favor of the company and subsidiaries;

3.   Early cancellations by agreement of the parties of the Joint Venture Agreement celebrated by the Company and the Strategic Partner.

4.   Any merger made by the company with other companies that is not directly related to the main line of business of the company and subsidiaries.

5.   Any demerger, dissolution or liquidation of the company.

FORTY FOURTH ARTICLE.                           Favorable Vote of Series “BB” Shareholders.

When series “BB” shares represent at least 7.65% (seven point sixty five percent) of the total capital stock subscribed and paid by the company and in order for the ordinary or extraordinary shareholders meeting, as applicable, to adopt valid resolutions of the matters mentioned below, shall need a favorable vote of at least 95% (ninety five percent) of the capital stock of the company or the favorable vote of the majority of the series “BB” shares:

(i)                        Approval of the financial statements of the company and subsidiaries;

(ii)                    Liquidation or early dissolution of the company;

(iii)                Increase or decrease of the capital stock of the company and subsidiaries;

(iv)                Statement and payment of dividends;

(v)                    Amendments of the bylaws of the company;

(vi)                Mergers, demergers, reclassification or consolidations, or share splits.

(vii)            Grant or modify special rights of the series that divide the capital stock.

(viii)  Any decision intended to modify or cancel the valid resolutions adopted by the Board of Directors in terms of the last paragraph of the Eighteenth Article and Nineteenth Article..

(ix)    Any resolution made by shareholders of the company about any of the matters referred to in the last paragraph of the Eighteenth Article or Nineteenth Article of these bylaws.

Separation of the Company

FORTY FIFTH ARTICLE.                                               Withdrawal.

In terms of article 206 of the General Law of Commercial Companies, any of the shareholders may request a share reimbursement and separate from the company. The reimbursement of shares shall be made on the amount that represents the lowest value of the following: (i) 95% of the trading price of the stock market obtained from the average of operations made during the 30 (thirty) days when shares of the company were negotiated, and prior the date on which the resolution adopted about the right of withdrawal takes effect, during a period not exceeding 6 (six) months or if the number of days in which the shares were negotiated were inferior to 30 (thirty) days, then only the days taken into account for the negotiation will be considered, or (ii) the book value of shares according to the balance sheet corresponding to the last immediate fiscal year of the year when the withdrawal shall take effect, and previously approved by an ordinary shareholders meeting, as long as such shareholder voted against the resolutions adopted in the shareholders meeting that solves about changing the company’s purpose, nationality, transformation of any kind, and as long as requests such withdrawal within 15 (fifteen) days after the closure of the corresponding meeting.

Payment of the reimbursement is enforceable to the company as of the following day of the celebration of the ordinary shareholders meeting that approved the balance sheet of the year when the withdrawal shall take effect.

Financial Information

FORTY SIXTH ARTICLE.                                              Report of the Board of Directors.

The Board of Directors shall prepare and submit to the shareholders meeting held to close a fiscal year, a report containing all financial information required according to Article 172 of the General Law of Commercial Companies and other applicable of these bylaws. The financial information, together with the documents that supports it, shall be made available and delivered to shareholders requiring them in the company’s address.

FORTY SEVENTH ARTICLE.                  External Auditor.

The Board of Directors shall contract an external auditor’s firm for the company, which shall be proposed by the Audit Committee.

Any change or removal of the external auditor shall be approved by the majority of the votes of the members of the Board of Directors prior an opinion from the Audit Committee.

The external auditor shall only be called to the sessions of the Board of Directors in the capacity of guest with voice, but without vote, abstaining from being present regarding matters of the Agenda that may have conflict of interest or compromise its independence.

Profits and Losses; Fiscal Year

FORTY EIGHTH ARTICLE.                                Profits.

Subject to the applicable law, reserves and corresponding provisions, the net profits of each fiscal year shall be distributed in the following order:

1.            5% (five percent) to establish, and if necessary, reestablish the legal fund reserve up to at least 20% (twenty percent) of the capital stock;

2.            To separate the amount that the shareholders meeting agree to apply to create or increase the general or special reserves.

3.            To create or increase the reserves of the capital stock of the company when advisable if the shareholders meeting agrees; and

4.            If applicable, to pay dividends to shareholders of the company in the amount, form and terms determined by the shareholders meeting.

FORTY NINTH ARTICLE.                                           Losses.

In the event of loss, it shall be compensated first by the capital stock reserves and these were insufficient, by the capital stock or against any other accounting entry determined by the shareholders meeting.

FIFTIETH ARTICLE.                                                                                Fiscal year.

The fiscal year runs through January first to December thirty first of each year, unless by the fiscal year in which the company is liquidated.

Dissolution and Liquidation

FIFTY FIRST ARTICLE. The company shall dissolve in any of the events provided in Article 229 of the General Law of Commercial Companies.

FIFTY SECOND ARTICLE. Once the company is dissolved, shall submit its liquidation. One or more liquidators appointed by the shareholders meeting shall handle the liquidation. If the shareholders meeting do not provide such appointment, a civil judge or the local judge competent within the company’s address shall perform it upon request of any of the shareholders in the terms of Article 236 of the General Law of Commercial Companies.

FIFTY THIRD ARTICLE. In the absence of specific instructions provided by the shareholders meeting to liquidators, the liquidation shall be carried out according to the following priorities:

1.            Conclusion of all pending businesses in the least prejudicial form to creditors and shareholders;

2.            Credit and debt collection;

3.            Sale of the company’s assets;

4.            Preparation of the final liquidation balance;

5.   Distribution of assets remaining among shareholders proportionally to their corresponding shareholding interest, if applicable.